UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K/A CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: October 16, 2006 (Date of earliest event reported)
BDC Capital, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

11974 Portland Ave, Burnsville (Address of principal executive offices)		55337 (Zip Code)
952-890-2362 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Principal Executive Officers; Election of Directors; Appointment of Executive Officers

On October 16, 2006, the Company appointed David R. Pomije as its Chief Executive Officer. Additionally, Mr. Richard Pomije resigned as the Chief Executive Officer on the same date. Mr. David Pomije has not been involved in any legal proceedings required to be reported hereunder. Mr. David Pomije and Mr. Richard Pomije are cousins. There have been no transactions or proposed transactions between the Company and Mr. David Pomije which would b required to be reported hereunder.

David R. Pomije was chairman of Funco, Inc., a nationwide retailer of video games, which he founded in 1988. At Funco he launched Game Informer, the largest interactive-entertainment magazine in the world. In May 2000, Barnes & Noble purchased Funco for $162 million. Mr. Pomije has served on the Board of Directors of and acted as a consultant to a variety of businesses, specializing on assisting early-stage to emerging-growth companies build shareholder value.

Mr. David Pomije began an affiliation with Second Swing, Inc., formerly headquartered in Eden Prairie, Minnesota, in May of 2004 in the position of acting Chief Executive Officer under an independent contractor arrangement for purposes of conducting a search to recruit a full-time Chief Executive Officer.  This arrangement lasted until October, 2004.  He rejoinded Second Swing, Inc. in August, 2005, as Chief Executive Officer [and director -true?] through the end of September, 2006, to effectuate a business turn around.  The company filed a bankruptcy petition with the U.S. Bankruptcy Court in Minneapolis, Minnesota in September, 2006, just prior to Mr. Pomije's departure from the company."

Dated: December 20. 2006	BDC CAPITAL, INC. By: /s/ David R. Pomije David R. Pomije, CEO